Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS ANNOUNCES SECOND QUARTER RESULTS
Net Income More Than Doubles to $877,000
O’FALLON, Mo. — (March 17, 2010) — Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced its results for the second quarter ended January 31, 2010. The Company reported second quarter 2010 sales of $13.0 million and net income of $877,000.
“Our net income more than doubled as compared to the same period last year due to improved operating margins that benefited from our initiatives to reduce costs and transition our neurosurgery marketing to strong marketing partners,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “We also showed continued progress in strengthening our balance sheet by reducing inventories and paying down debt. The Company paid down over $1.5 million in debt during the six months ended January 31, 2010, increased its cash position and improved cash flow generated by operations from a negative $2.4 million to a positive $2.5 million as compared to the prior year.
“Total sales for the second quarter were up 7.1% from the first quarter of this year due to continued demand for our ophthalmic products; however, sales were down 4.7% compared with the second quarter of last year due to lower sales of capital equipment products and a decline in sales of neurosurgical products in domestic and international markets. The decline in neurosurgical sales was due to lower capital spending by our customers and our inability to ship approximately $900,000 in Omni® generators and handpieces due to backorders from the manufacturer.”
Second Quarter Results
Second quarter 2010 sales were $13.0 million compared with $13.7 million in the second quarter of 2009. The decrease in second quarter sales from last year was due primarily to reduced sales of neurosurgical products.
•	Ophthalmic sales rose 4.5% to $7.8 million compared with the second quarter of fiscal 2009. Domestic ophthalmic sales increased 0.7% and international ophthalmic sales were up 10.1%. The growth in ophthalmic sales benefitted from higher volume of disposable products in both domestic and international markets, partially offset by a decline in capital equipment sales compared with fiscal 2009. International sales growth was driven by the expansion of the Company’s direct sales force in Europe since last year.

•	Neurosurgical sales declined 25.9% to $2.8 million in the second quarter of fiscal 2010 compared with the same period in 2009. Domestic neurosurgical sales declined 20.9% and international neurosurgical sales were down 33.9% compared with the second quarter of fiscal 2009 due to Omni® generators and handpieces being on backorder from the manufacturer during the quarter.

•	Sales to marketing partners rose 4.0% to $2.4 million compared with the second quarter of the prior year, primarily due to higher sales of disposable product lines and royalty payments. Sales to Codman & Shurtleff, Inc. (“Codman”) rose 10.4% to $1.6 million in the second quarter and benefitted from higher domestic sales of Synergetics’ proprietary disposable bipolar biceps under a new exclusive contract that was effective December 1, 2009. The contract extends Codman’s exclusive sale of the
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SURG Announces Second Quarter Results

March 17, 2010
disposable bipolar forceps to international markets effective February 1, 2010, after the close of Synergetics’ second fiscal quarter.
“We are very pleased with the initial ramp up in Codman’s sales of our disposable bipolar forceps in the second quarter,” continued Mr. Hable. “Codman is on target to meet or exceed our initial sales goals for the year and we are very optimistic about the international sales potential of this product line.
“We remain very positive about the prospects of expanding our neurosurgical sales with Stryker Corporation (“Stryker”) under an agreement that we previously announced. The agreement with Stryker will include the sale of certain assets, including related intellectual property and receivables, a development agreement for the next generation Omni® ultrasonic aspirator line, and an ongoing supply agreement including our disposable ultrasonic tips and related disposables utilized in conjunction with the Sonopet/Omni Ultrasonic Aspirator control console and handpieces used in neurosurgery,” noted Mr. Hable.
Gross profit for the second quarter of fiscal 2010 totaled $7.3 million, or 56.3% of sales, compared with 57.4% the same period in fiscal 2009. The decline in gross margin was primarily due to the change in mix toward higher international sales and reduced absorption of both labor and overhead on our capital equipment product lines compared with the second quarter of fiscal 2009.
Operating income for the second quarter of fiscal 2010 increased 65.9% to $1.5 million compared with $907,000 in the second quarter of fiscal 2009. The increase in operating income benefited from lower R&D costs, an $895,000 reduction in sales and marketing expenses and $95,000 less in general and administrative expenses. The significant reduction in sales and marketing expenses since last year was due to the elimination of the Company’s neurosurgery sales force as of July 31, 2009, as Synergetics transitioned neurosurgery sales to industry leaders in this market. R&D costs were reduced as priorities were refocused in the second half of 2009 on key projects that resulted in lower staffing requirements.
Second quarter 2010 net income increased to $877,000 compared with net income of $389,000 in the second quarter 2009. Basic and diluted earnings per share for the second quarter of fiscal 2010 increased to $0.04 from $0.02 for the second quarter of fiscal 2009.
“We made solid progress in strengthening our balance sheet since last year,” continued Mr. Hable. “We expect the closing of the Stryker agreement will result in lower debt, reduced inventory levels and improve our cash position. We also remain focused on improving our supply chain to further reduce our costs, enhancing quality and improving delivery times to our customers. Our days cost of sales in inventory decreased to 223 days as of January 31, 2010, a decrease of 10 days from July 31, 2009.”
Six Months Results
Total net sales for the first six months of 2010 were $25.2 million, down 2.8% compared with $25.9 million in the same period of 2009. The decrease was due to lower sales of capital equipment products and lower sales of neurosurgical products.
Net income for the first six months of 2010 increased 35% to $1.4 million, or $0.06 per diluted share, compared with $1.1 million, or $0.04 per diluted share, in the first six months of 2009.
•	Ophthalmic sales rose 3.2% to $15.3 million compared with the first six months of fiscal 2009. Domestic ophthalmic sales increased 1.3% and international ophthalmic sales were up 10.2%.

•	Neurosurgical sales declined 15.4% to $5.7 million in the first six months of fiscal 2010 compared with the same period in 2009. Domestic neurosurgical sales declined 9.5% and international neurosurgical sales were down 27.8% primarily due to Omni® generators and handpieces being on backorder from the manufacturer during the period.
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SURG Announces Second Quarter Results

March 17, 2010
•	Sales to marketing partners were essentially flat at $4.0 million for the comparable six month periods.
“We expect our sales of the PhotonTM, the Optiflex® Surgical Assistant and the Malis® electrosurgical generators to build as the economy improves,” stated Mr. Hable. “We are beginning to see more interest from customers for capital equipment purchases and this should have a positive effect on the sale of the related disposables.”
Conference Call Information
Synergetics USA, Inc. will host a conference call on Thursday, March 18, 2010, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 26338994. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
Synergetics USA, Inc. (the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and oblation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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SURG Announces Second Quarter Results

March 17, 2010
SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
Three and Six Months Ended January 31, 2010 and February 3, 2009
(Dollars in thousands, except per share information)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	January 31, 2010	February 3, 2009	January 31, 2010	February 3, 2009
Net sales	$13,014	$13,652	$25,160	$25,898
Cost of sales	5,688	5,811	11,015	10,977

Gross profit	7,326	7,841	14,145	14,921

Operating expenses
Research and development	731	854	1,331	1,506
Sales and marketing expenses	3,045	3,940	6,304	7,183
General and administrative	2,045	2,140	4,064	4,162

	5,821	6,934	11,699	12,851

Operating income	1,505	907	2,446	2,070

Other income (expense)
Interest income	2	—	2	2
Interest expense	(131)	(221)	(299)	(403)
Miscellaneous	—	(5)	28	(1)

	(129)	(226)	(269)	(402)

Income before provision for income taxes	1,376	681	2,177	1,668
Provision for income taxes	499	292	758	617

Net income	$877	$389	$1,419	$1,051

Earnings per share:
Basic	$0.04	$0.02	$0.06	$0.04

Diluted	$0.04	$0.02	$0.06	$0.04

Basic weighted-average common shares outstanding	24,584,393	24,451,904	24,521,241	24,446,561

Diluted weighted-average common shares outstanding	24,614,628	24,459,568	24,554,522	24,457,399

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SURG Announces Second Quarter Results

March 17, 2010
Part I — Financial Information
Item 1 — Unaudited Condensed Consolidated Financial Statements
Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of January 31, 2010 (Unaudited) and July 31, 2009
(Dollars in thousands, except share information)

	January 31, 2010	July 31, 2009
Assets
Current Assets
Cash and cash equivalents	$478	$160
Accounts receivable, net of allowance for doubtful accounts of $277 and $330, respectively	8,722	9,105
Inventories	14,418	15,025
Prepaid expenses	661	416
Deferred income taxes	608	654

Total current assets	24,887	25,360
Property and equipment, net	7,673	7,914
Goodwill	10,690	10,690
Other intangible assets, net	12,743	13,135
Patents, net	940	918
Cash value of life insurance	63	63

Total assets	$56,996	$58,080

Liabilities and Stockholders’ Equity
Current Liabilities
Excess of outstanding checks over bank balance	$288	$75
Lines-of-credit	3,563	5,035
Current maturities of long-term debt	1,873	1,856
Current maturities of revenue bonds payable	249	249
Accounts payable	1,746	1,822
Accrued expenses	2,451	2,874
Income taxes payable	26	37

Total current liabilities	10,196	11,948

Long-Term Liabilities
Long-term debt, less current maturities	2,124	2,665
Revenue bonds payable, less current maturities	3,301	3,414
Deferred income taxes	1,667	1,923

Total long-term liabilities	7,092	8,002

Total liabilities	17,288	19,950

Stockholders’ Equity
Common stock at January 31, 2010 and July 31, 2009, $0.001 par value, 50,000,000 shares authorized; 24,687,056 and 24,454,256 shares issued and outstanding, respectively	25	24
Additional paid-in capital	24,678	24,520
Retained earnings	15,005	13,586

Total stockholders’ equity	39,708	38,130

Total liabilities and stockholders’ equity	$56,996	$58,080

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